112 State Street Drawer 20 Montpelier, VT 05620-2701 Tel.: (802) 828-2358	TTY/TDD (VT): 1-800-734-8390 Fax: (802) 828-3351 E-Mail: clerk@psb.state.vt.us Internet: http://www.state.vt.us/psb

February 23, 2006

Mr. Robert J. Griffin, Treasurer and Controller
Green Mountain Power Corporation
163 Acorn Lane
Colchester, Vermont 05446

Re:	Request for Accounting Order - Deferral of incremental power supply costs resulting from 2005 Hurricanes

Dear Mr. Griffin:

The Vermont Public Service Board ("Board") has reviewed your submission of January 26, 2006, requesting that the Board issue an Accounting Order permitting Green Mountain Power Corporation (hereinafter "Green Mountain Power" or the "Company") to book in Account 253.0 Other Deferred Credits certain extraordinary revenues incurred in the fourth quarter of 2005 as a result of high incremental wholesale electricity prices and to book in Account 186.0 Miscellaneous Deferred Debits (as defined in the FERC Uniform System of Accounts) certain extraordinary hurricane-related power costs to be incurred in 2006 to replace power recalled by Hydro Quebec pursuant to Green Mountain Power's "9701" agreement. The total net amount of these incremental power supply-related costs is currently estimated to be $2,371,190, but only the actual costs up to this amount would be subject to the Accounting Order.

On February 16, 2006, the Vermont Department of Public Service ("Department") recommended approval of the requested cost deferral and the respective amortization periods.

Upon consideration of this matter, the Board, pursuant to its accounting authority provided in 30 V.S.A § 221 over the books and accounts of utilities subject to its jurisdiction, ORDERS that:

1.  The Company is authorized to defer actual incremental power supply-related revenues incurred in the fourth quarter of 2005 in the amount of $ 1,345,444, incurred as a result of wholesale sales of electricity at unusually high prices resulting in part from 2005 hurricanes. Such amounts shall be recorded in Account 253.0 Other Deferred Credits and amortized in full in

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the first quarter of 2006 to reduce amounts recorded in Account 186.0 Miscellaneous Deferred Debits (as defined in the FERC Uniform System of Accounts).

2.  The Company is authorized to defer and shall defer actual incremental power supply related costs incurred in 2006 up to a total of $3,716,634, which will be reduced by the revenues deferred and amortized pursuant to paragraph 1 above, incurred as a result of hurricane-related wholesale electricity price increases of power purchased to replace power recalled by Hydro Quebec under Green Mountain Power's 9701 agreement with Hydro Quebec. Such amounts shall be recorded in Account 186.0 Miscellaneous Deferred Debits (as defined in the FERC Uniform System of Accounts) and amortized to expense over the same period beginning at the same date as the amortization of such costs to cost of service upon which rates from a future Company retail rate proceeding are based.

3.  The Company shall accrue carrying charges on the deferred balance from the time those costs are incurred.

4.  This Order is limited to the accounting treatment for the subject costs and does not bar any party from contesting or the Board from determining or disallowing the reasonableness or prudence of such costs, in whole or in part, in any rate proceeding in which the subject costs are included in cost of service.

5.  Nothing in this Accounting Order shall have any precedential effect.

6.  Nothing in the Accounting Order shall preclude the Board from determining the recovery mechanism used to recover the remaining balance of subject costs should retail competition or other regulatory reforms be implemented in Vermont.

VERMONT PUBLIC SERVICE BOARD

s/ James Volz	)
)
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s/ David C. Coen	)
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s/ John D. Burke	)

A True Copy:
/s/ Susan M. Hudson, Clerk of the Board
cc:	David O'Brien, Commissioner, VDPS
Sarah Hofmann, Esq., VDPS